Exhibit 21.1
Significant Subsidiaries of Vistra Energy Corp.
As of December 31, 2020

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1	Ambit Energy Holdings, LLC	Texas
2	Ambit Holdings, LLC	Texas
3	Ambit Northeast, LLC	Delaware
4	Ambit Texas, LLC	Texas
5	Coleto Creek Power, LLC	Delaware
6	Comanche Peak Power Company LLC	Delaware
7	Crius Energy, LLC	Delaware
8	Crius Energy Corporation	Delaware
9	Dynegy Coal Generation, LLC	Delaware
10	Dynegy Coal Holdco, LLC	Delaware
11	Dynegy Commercial Asset Management, LLC	Delaware
12	Dynegy Energy Services (East), LLC	Delaware
13	Dynegy Energy Services, LLC	Delaware
14	Dynegy Fayette II, LLC	Delaware
15	Dynegy Hanging Rock II, LLC	Delaware
16	Dynegy Kendall Energy, LLC	Delaware
17	Dynegy Marketing and Trade, LLC	Delaware
18	Dynegy Miami Fort, LLC	Delaware
19	Dynegy Midwest Generation, LLC	Delaware
20	Dynegy Resources Generating Holdco, LLC	Delaware
21	Dynegy Washington II, LLC	Delaware
22	Dynegy Zimmer, LLC	Delaware
23	EquiPower Resources Corp.	Delaware
24	Illinois Power Marketing Company	Illinois
25	Illinois Power Resources, LLC	Delaware
26	IPH, LLC	Delaware
27	Kincaid Generation, L.L.C.	Virginia
28	La Frontera Holdings, LLC	Delaware
29	Luminant Energy Company LLC	Texas
30	Luminant Generation Company LLC	Texas
31	Luminant Mining Company LLC	Texas
32	Luminant Power LLC	Delaware
33	Midlothian Energy, LLC	Delaware
34	Oak Grove Management Company LLC	Delaware
35	Ontelaunee Power Poperating Company, LLC	Delaware
36	Public Power, LLC	Connecticut
37	Regional Energy Holdings, Inc.	Nevada
38	Sithe Energies, Inc.	Delaware
39	Sithe Independence Power Partners, L.P.	Delaware
40	TriEagle 2, LLC	Nevada
41	TriEagle Energy LP	Texas
42	TXU Energy Retail Company LLC	Texas
43	Viridian Energy, LLC	Nevada
44	Vistra Asset Company LLC	Delaware
45	Vistra Intermediate Company LLC	Delaware
46	Vistra Operations Company LLC	Delaware
47	Vistra Preferred Inc.	Delaware
48	Volt Asset Company, Inc.	Delaware